Exhibit 99.1

The Buckle, Inc.
2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 11, 2010	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 NET INCOME

KEARNEY, NE — The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 30, 2010 was $42.1 million, or $0.92 per share ($0.90 per share on a diluted basis).  Net income for the fiscal year ended January 30, 2010 was $127.3 million, or $2.79 per share ($2.73 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 30, 2010 increased 9.2 percent to $274.4 million from net sales of $251.4 million for the prior year 13-week fiscal quarter ended January 31, 2009. Comparable store net sales for the 13-week period ended January 30, 2010 increased 3.8 percent from comparable store net sales for the prior year 13-week period ended January 31, 2009.  Online sales (which are not included in comparable store sales) increased 35.6 percent to $18.0 million for the 13-week period ended January 30, 2010, compared to the 13-week period ended January 31, 2009.

Net sales for the 52-week fiscal year ended January 30, 2010 increased 13.4 percent to $898.3 million from net sales of $792.0 million for the 52-week fiscal year ended January 31, 2009.  Comparable store net sales for the 52-week period ended January 30, 2010 increased 7.8 percent from comparable store net sales for the prior year 52-week period ended January 31, 2009.  Online sales (which are not included in comparable store sales) increased 45.2 percent to $52.3 million for the 52-week period ended January 30, 2010, compared to the 52-week period ended January 31, 2009.

Net income for the fourth quarter of fiscal 2009 was $42.1 million, or $0.92 per share ($0.90 per share on a diluted basis), compared with $34.3 million, or $0.75 per share ($0.74 per share on a diluted basis) for the fourth quarter of fiscal 2008.

Net income for the fiscal year ended January 30, 2010 was $127.3 million, or $2.79 per share ($2.73 per share on a diluted basis), compared with $104.4 million, or $2.30 per share ($2.24 per share on a diluted basis) for the fiscal year ended January 31, 2009.

Management will hold a conference call at 9:30 a.m. EST today to discuss fourth quarter results.  To participate in the call, please call (866) 269-9614 and reference the conference code 148984.  A replay of the call will be available for a two-week period beginning March 11, 2010 at 11:30 a.m. EST by calling (800) 475-6701 and entering the conference code 148984.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 407 retail stores in 41 states.  This includes yesterday’s opening of a new store in Orlando, Florida.  As of the end of the fiscal year, it operated 401 stores in 41 states compared with 387 stores in 39 states at the end of fiscal 2008.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

SALES, Net of returns and allowances	$274,446	$251,414	$898,287	$792,046

COST OF SALES (Including buying,
distribution, and occupancy costs)	144,925	135,621	497,668	448,558

Gross profit	129,521	115,793	400,619	343,488

OPERATING EXPENSES:
Selling	50,620	46,797	168,741	151,251
General and administrative	10,964	12,869	32,416	30,041
	61,584	59,666	201,157	181,292

INCOME FROM OPERATIONS	67,937	56,127	199,462	162,196

OTHER INCOME, Net	1,402	1,666	3,674	7,829
GAIN (LOSS) - IMPAIRMENT OF SECURITIES	(388)	(3,357)	991	(5,157)

INCOME BEFORE INCOME TAXES	68,951	54,436	204,127	164,868

PROVISION FOR INCOME TAXES	26,809	20,096	76,824	60,459

NET INCOME	$42,142	$34,340	$127,303	$104,409

EARNINGS PER SHARE:
Basic	$0.92	$0.75	$2.79	$2.30

Diluted	$0.90	$0.74	$2.73	$2.24

Basic weighted average shares	45,919	45,651	45,699	45,367
Diluted weighted average shares	46,903	46,610	46,692	46,574

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	January 30,	January 31,
	2010	2009 (1)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$135,340	$162,463
Short-term investments	22,687	19,150
Accounts receivable, net of allowance of $35 and $46, respectively	6,911	3,734
Inventory	88,187	83,963
Prepaid expenses and other assets	11,684	17,655
Total current assets	264,809	286,965

PROPERTY AND EQUIPMENT:	305,974	264,154
Less accumulated depreciation and amortization	(159,392)	(147,460)
	146,582	116,694

LONG-TERM INVESTMENTS	72,770	56,213
OTHER ASSETS	4,742	5,468

	$488,903	$465,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$24,364	$22,472
Accrued employee compensation	41,463	40,460
Accrued store operating expenses	8,866	7,701
Gift certificates redeemable	13,507	10,144
Income taxes payable	3,830	8,649
Total current liabilities	92,030	89,426

DEFERRED COMPENSATION	5,957	4,090
DEFERRED RENT LIABILITY	36,657	34,602
Total liabilities	134,644	128,118

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
46,381,263 and 45,906,265 shares issued and outstanding
at January 30, 2010 and January 31, 2009, respectively	464	459
Additional paid-in capital	78,837	68,894
Retained earnings	275,751	268,789
Accumulated other comprehensive loss	(793)	(920)
Total stockholders’ equity	354,259	337,222

	$488,903	$465,340

(1) Derived from audited financial statements.